Exhibit 10.56

Cellular Dynamics International, Inc.

University Research Park

525 Science Drive, Suite 200

Madison, WI 53711

July 15, 2013

Sixth Floor Investors LP

3555 Timmons Lane, Suite 800

Houston, TX 77027

Dear Sixth Floor Investors:

Following the termination of the Fifth Amended and Restated Shareholders Agreement, dated as of November 1, 2012, by and among Cellular Dynamics International, Inc., a Wisconsin corporation (the “Company”), and the individuals and entities who have executed a counterpart signature page thereto, as amended (the “Shareholders Agreement”), and in consideration of the consent by Sixth Floor Investors LP to such termination, for so long as Sixth Floor Investors LP beneficially owns at least 10% of the shares of outstanding common stock, par value $0.0001 per share (the “Common Stock”), of the Company, the Company shall use its best efforts to cause the Company’s Board of Directors (the “Board”) to nominate and recommend to the shareholders of the Company the election of one nominee designated by Sixth Floor Investors LP at any meeting of the shareholders of the Company (or in any resolution by written consent in lieu thereof) (a) at which nominees are being considered for election to the Board as Class III directors or (b) if the directors are not at any time divided into classes in the Articles (as defined below), at which nominees are being considered for election to the Board, and, in all events, use its best efforts to ensure that such nominee is elected to the Board at each such meeting (or in each such resolution by written consent in lieu thereof); provided, that if any such designee is an Ineligible Person (as defined below), the Company shall promptly notify Sixth Floor Investors LP in order that Sixth Floor Investors LP may timely designate for nomination a person who is not an Ineligible Person. For avoidance of doubt, in no event shall the preceding provision require or be construed to require that the Company do or cause to be done anything in addition to the same activities being engaged in by or on behalf of the Company with respect to the other nominees recommended by the Board of Directors for election as directors of the Company at such meeting (or in each such resolution by written consent in lieu thereof). The designee initially designated by Sixth Floor Investors LP shall be Leonard Loventhal, who upon the effectiveness of the Articles will be a Class III director of the Company.

In the absence of any designation from Sixth Floor Investors LP as specified in the preceding paragraph, the director previously designated by Sixth Floor Investors LP and then serving shall be re-nominated in accordance with the provisions of this letter if still eligible to serve.

Whenever Sixth Floor Investors LP would designate or be deemed to designate a nominee, Sixth Floor Investors LP shall provide reasonable notice (as described below) of the name of such nominee and such other information regarding such nominee, Sixth Floor Investors LP, and any shareholder(s) of record and beneficial owners whose shares of stock of the Company are beneficially owned by Sixth Floor Investors LP as the Company may reasonably request. For avoidance of doubt, such information shall include without limitation: (a) with respect to such proposed nominee unless he or she is then serving as a director of the Company, (i) such information relating to such person as is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any successor to such Regulation, and (ii) information to determine the independence of such nominee (or lack thereof) and/or information that could be material to a shareholder’s understanding of the nominee’s independence (it being understood that Sixth Floor Investors LP shall not be required to designate a nominee that is determined to be independent); and (b) with respect to Sixth Floor Investors LP and any such shareholder(s) and/or beneficial owner(s), information relating to Sixth Floor Investors and any such shareholder(s) and/or beneficial owner(s) that would be required to be disclosed in a proxy statement or other filings that would be required to be made in connection with solicitations of proxies for the proposed election as a director of the Company of such designee pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of the foregoing, “reasonable notice” means notice delivered to or mailed and received by the Secretary at the principal office of the Company reasonably in advance of an annual meeting of the shareholders of the Company, or promptly following the day on which notice, which includes a Public Announcement (as defined in the Bylaws), is first given to shareholders by the Company of a special meeting of shareholders of the Company (or the record date for purposes of any resolution proposed for action by written consent in lieu of a meeting of shareholders of the Company), at which such nominee would be considered for election, and not later than, in the case of an annual meeting of shareholders, at the close of business on the 90th day prior to the anniversary of the annual meeting of shareholders held in the prior year and, in the case of a special meeting of shareholders (or in each such resolution by written consent in lieu thereof), not later than the close of business on the 10th day following the day on which notice of such special meeting (or record date), which includes a Public Announcement, is first given to shareholders by the Company.

Sixth Floor Investors LP shall not have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall Sixth Floor Investors LP have any liability as a result of voting for any such designee.

Subject to the applicable law (including, without limitation, the directors’ fiduciary duties), the rules and regulations of the Securities and Exchange Commission and the listing requirements or standards of the NASDAQ Stock Market LLC or the requirements or standards of any other exchange, system or market on which the stock of the Company is principally listed (without regard to any exception, e.g., for a non-independent director in exceptional and limited circumstances, that may be available to the Company), each committee of the Board, including, without limitation, any executive committee, compensation committee, audit committee and/or nominating and governance committee, shall include at least the director designated or deemed designated by Sixth Floor Investors LP pursuant to the first or second paragraph hereof, as the case may be; for avoidance of doubt, the foregoing provision shall not apply with respect to a committee of directors and a matter subject to consideration by such committee with respect to which all members of such committee are to be “disinterested” if Sixth Floor Investors LP and/or its designee is “interested” with respect thereto as determined by the Board in good faith after taking into account advice of independent counsel.

The Company agrees to, in the same manner that it does so with respect to non-employee directors on the Board, compensate the director designated pursuant to this letter and to reimburse the director designated pursuant to this letter for the reasonable out-of-pocket expenses incurred by such director in performing his or her services as a director of the Company, including reasonable travel and ancillary expenses incurred in connection with attendance at in person meetings of the Board, subject to the Company’s policies regarding reimbursement of travel expenses.

As used herein, (i) the “Articles” means the Company’s Sixth Amended and Restated Articles of Incorporation and “Bylaws” means the Company’s Amended and Restated Bylaws, in each case which are first effective in connection with the closing of the initial public offering of common stock of the Company in connection with which the Shareholders Agreement is terminated and as from time to time amended in accordance therewith, and (ii) an “Ineligible Person” is a person (A) whose service as a director of the Company would violate Section 8 of the Clayton Act (15 U.S.C. § 19(a)(5)), (B) who is an employee of the Company or any of its subsidiaries, (C) who is ineligible under the Company’s board candidate nomination guidelines then in effect due to his or her age at the time that he or she would stand for election or re-election, as the case may be, or (D) for whom disclosure would be required under Section 401(f) of Regulation S-K under the Securities Act of 1933, as amended, or any successor regulation.

This letter and all questions arising in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to the law that otherwise would apply under the conflicts of law principles thereof.

If this letter correctly sets forth your understanding of our agreement, please sign a copy in the space provided below and return it to the Company.

Very truly yours,

Cellular Dynamics International, Inc.

/s/ Robert J. Palay

Robert J. Palay

Chief Executive Officer

The undersigned confirms its agreement with the terms and conditions of this letter. SIXTH FLOOR INVESTORS LP

By:	/s/ Daniel F. Pritzker

Name:	Daniel F. Pritzker

Title:	Chief Executive Officer

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